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Exhibit 99

Media Contacts:
Ashley Wood (858) 848-3874
ashley.wood@gateway.com

Investor Relations Contact:
Marlys Johnson (605) 232-2709
marlys.johnson@gateway.com

GATEWAY REPORTS FOURTH QUARTER AND FULL YEAR 2002 RESULTS

Posts First Year-Over-Year Unit Sales Increase in Two Years

* * *

Exits Year with $1.07 Billion in Cash and Marketable Securities

        POWAY, Calif., Jan. 29, 2003—Gateway Inc. (NYSE: GTW) today reported fourth quarter 2002 revenue of $1.06 billion and a net loss of $72 million, or $0.22 per share, which includes a $0.03 per share net loss resulting from the previously disclosed dispute with a major partner.

        "We made steady improvements across our business through most of 2002, but the fourth quarter proved to be a challenge for us," said Ted Waitt, Gateway's chairman and CEO. "Even so, we did make progress in a couple of key areas in the quarter, and we're not about to let up in driving further improvements this year."

Q4 2002 Accomplishments

  •
  Gateway drove comparative retail store growth of 4 percent in the fourth quarter—its first year-over-year same store sales increase in two years, in one of the most challenging retail environments in recent times.

  •
  The success of Gateway's Plasma TV launch was unprecedented for the company, capturing double digit share of the U.S. consumer plasma TV market in just 10 weeks. Importantly, 70 percent of customers who purchased the product at retail are new Gateway customers.

  •
  Gateway's expanded line of digital solutions in its retail stores showed significant sales increases from November to December. Sales of MP3 players grew by 320 percent; camera sales grew by 120 percent; and camcorder sales grew by more than 90 percent.

  •
  Unit sales of Gateway's notebook PCs continued to increase, climbing more than 40 percent year-over-year on a comparable basis.

  •
  The company managed retail inventory efficiently—maintaining an average availability of more than 90 percent across more than 150 SKUs at 272 locations. The company's total days of inventory on hand was less than 9 days.

Quarterly Sales

        During the fourth quarter, PC unit sales decreased slightly sequentially to 720,000 and increased 6 percent year-over-year.

        The company's average PC unit price (AUP) decreased to $1,467 during the quarter, compared to $1,533 for the third quarter, as a result of aggressive pricing, low-end system mix and fourth quarter seasonal promotions.

        Sales of non-PC products and services in the fourth quarter were 15.5 percent of revenue, which is consistent with the previous quarter, and 28 percent of gross margin dollars, versus 40 percent in the prior quarter. Revenue of non-PC products and services at the point of sale was $57 million, and revenue not in connection with a PC sale was $107 million. Gateway's average selling price, which is the sum of the PC and non-PC products and services sold at the point of sale, was $1,318 for the quarter, which is a six percent decrease from $1,397 in the previous quarter.

        Approximately $0.03 of the company's net loss in the quarter is attributable to a contract dispute with America Online, Inc. ("AOL") relating to company-generated AOL subscribers. During the fourth quarter, AOL unilaterally recomputed payments it had made in 2001 and the first half of 2002 and withheld the claimed overpayments from amounts currently owed to Gateway. The company disputes AOL's retroactive adjustment to the mutually agreed and previously paid amounts. In view of uncertainty over the company's ultimate ability to collect the withheld amounts, however, the company has reduced 2002 revenues and earnings by the amount of the adjustments. If AOL's adjustments are appropriate, the company also anticipates a reduction of about $3-5 million in future quarterly revenues and earnings relating to company-generated AOL subscribers.

        The company said that were it not for this dispute, sales of non-PC products and services in the fourth quarter would have been 17 percent of revenue and 36 percent of gross margin dollars.

Pre-tax Loss

        The company's gross margin for the fourth quarter was 12.3 percent, compared to 15 percent in the previous quarter. The aggressive pricing and promotional activity, along with an increased low-end system mix, offset any benefits of component cost improvements and increased digital solutions and Plasma TV sales.

        The company's selling, general and administrative (SG&A) expenses remained constant at $249 million. As a percentage of revenue, SG&A expenses increased slightly from 22.2 percent in the third quarter to 23.6 percent in the fourth quarter.

        The company's pre-tax loss increased from $74 million in the third quarter to $113 million in the fourth quarter.

Full Year 2002

        Gateway reported full year 2002 revenue of $4.2 billion and a net loss of $309 million or a loss of $0.95 per share. Included in the net loss was $62 million, or $0.19 per share, related to charges the company took in the first quarter of 2002 associated with closures of certain sites, severance obligations and certain asset write downs. Total unit sales for the year were 2.7 million, a 24 percent decline over the prior year, which included the company's international operations in 2001. Unit sales declined 15 percent on a comparable, U.S. only, basis.

        SG&A for the year was $1.1 billion versus $2 billion for 2001. Included in the 2002 SG&A was $83 million associated with charges the company took in the first quarter of 2002. Included in the 2001 SG&A was $759 million of charges the company took in the prior year. The charges reflect the company's continued effort to streamline its cost structure.

        "We laid out ten milestones at the beginning of the year last year and delivered significant results against virtually all of them," Waitt said. "We gained market share in our core consumer segment, we were profitable in our business segments, and we took the consumer electronics market by storm with our new Gateway Plasma TV. We also continued to reduce our costs. We still have a lot of work to do, but with the teams we have in place and the plans we're developing, we'll get there."

2002 Accomplishments

  •
  In February, Gateway's PCs and servers powered the Olympic Winter Games—some 5,300 computers, supported by Gateway technicians and staff, performed flawlessly during the 16-day event.

  •
  In the first quarter, the company successfully rolled out a program to carry in all retail locations a limited inventory of pre-built Gateway PCs that customers can take home immediately. This program continued to drive incremental sales in Gateway stores throughout the year.

  •
  In the second quarter, Gateway introduced a sleek, new line of desktop and notebook PCs with industry-leading features. As a result, Gateway notebook sales outpaced the U.S. market, growing by approximately 16 percent year-over-year. In addition, Gateway's desktop PCs have earned numerous awards including Computer Shopper's "Best PC Line" of the year in 2002 for the Gateway 700 Series, PC World's "Best Buy" in the office PC's value category for the Gateway 500S and PC Magazine's "Editor's Choice" in a round-up of value PCs for the Gateway 300S Value.

  •
  In October, the company refreshed its brand, including an evolution of the cow-spotted box logo the company used since 1998. While the new look and feel incorporates the cow spot and a similar typeface used in the company's past, it points to the future with a fresher, more stylized design.

  •
  Early in the fourth quarter, Gateway introduced a better way to buy digital electronics by offering highly trained sales people and the ability to try out approximately 150 different digital products in a truly digital setting—connected to the PC.

  •
  Beginning in October, Gateway embarked on an organizational realignment to bring the operational expertise necessary to provide a stronger focus and accountability across all segments, products and channels.

  •
  Throughout 2002, Gateway's customer service and support team executed a strategy to expand and improve its offerings with e-support, local support and call centers. As a result, the company's already leading customer satisfaction rankings increased by 5 percentage points, according to Alliance Research on customer satisfaction.

Balance Sheet Highlights

        Gateway maintained its strong liquidity position, exiting the fourth quarter with $1.07 billion in cash and marketable securities. The company's cash conversion cycle for the quarter improved slightly to minus 1.6 days.

Other

        Gateway provided an update on the previously disclosed SEC investigation, which it believes relates to matters from fiscal 2000. The company stated that it has received a "Wells Notice" from the staff of the SEC's Los Angeles office. The company intends to respond promptly and is fully cooperating with the SEC to resolve this matter. The company also indicated that it believes there will be no impact on 2002 financial results.

Outlook

        For 2003, the company expects cash and marketable securities to remain at more than $1 billion, including an anticipated tax refund expected in early 2003. The company also anticipates an effective tax rate of zero percent, which will result in pre-tax losses being equal to net losses in 2003.

        In addition, the company said that it has several major re-engineering efforts underway and is thoroughly evaluating every aspect of its business across all segments, channels and product lines, with the goal of returning to profitability as quickly as possible. The company also is planning several major new product launches throughout the year and has plans for profitable channel optimization in the very near future.

Conference Call

        Gateway will host a conference call for analysts on Wednesday, Jan. 29 at 5:30 p.m. EST. The call will be accessible via live audio webcast at www.gateway.com.

        Please see the attached financial schedules.

About Gateway

        Gateway, Inc. (NYSE: GTW), a personal technology company, improves people's lives through a combination of the latest and best hardware, communication tools, applications, training and service, all offered with a custom financing package. The company takes a localized approach, utilizing its Web site, call centers and nationwide network of Gateway retail stores to build direct relationships with consumers, small and medium businesses and government and education institutions. In 2001, Gateway's products and services received more than 45 awards and accolades and the company was ranked number one in repurchase brand loyalty for PCs(1). For more information, visit Gateway's Web site at www.gateway.com.

(1)
Source: MetaFacts Technology User Profile, 2001 Annual Edition. Based on a survey of 6,799 home PC owners.

Special Note

        This press release contains forward-looking statements that involve risks and uncertainties, as well as assumptions that, if they do not materialize or prove incorrect, could cause Gateway's results to differ materially from those expressed or implied by such forward-looking statements. All statements, other than statements of historical fact, are statements that could be deemed forward-looking statements, including any projections or preliminary estimates of earnings, revenues, or other financial items; any statements of plans, strategies and objectives of management for future operations; any statements regarding proposed new products, services or developments; any statements regarding future economic conditions or performance; statements of belief and any statement of assumptions underlying any of the foregoing. The risks that contribute to the uncertain nature of these statements include, among others, competitive factors and pricing pressures, including the impact of aggressive pricing cuts by larger competitors; general conditions in the personal computing industry, including changes in overall demand and average selling prices, shifts from desktops to mobile computing products and information appliances and the impact of new microprocessors and operating software; the ability to transform the company to a technology solutions provider and restructure its operations and cost structure; component supply shortages; short product cycles; the ability to access new technology; infrastructure requirements; risks of international business; foreign currency fluctuations; ability to grow in e-commerce; risks of minority equity investments; risks relating to new or acquired businesses, joint ventures and strategic alliances; risks related to financing customer orders; changes in accounting rules; the impact of litigation and government regulation generally; inventory risks due to shifts in market demand; changes in product, customer or geographic sales mix; the impact of employee reductions and management changes and additions; and general economic conditions, and other risks described from time to time in Gateway's Securities and Exchange Commission periodic reports and filings. Gateway assumes no obligation to update these forward-looking statements to reflect events that occur or circumstances that exist after the date on which they were made.

Gateway, Inc.
Consolidated Statements of Operations
(in thousands, except per share amounts)

	Three months ended December 31,		Year ended December 31,
	2002	2001	2002	2001
Net sales	$1,056,356	$1,135,380	$4,171,325	$6,079,524
Cost of goods sold	926,039	894,659	3,605,120	5,241,332

Gross profit	130,317	240,721	566,205	838,192
Selling, general, and administrative expenses	249,011	240,005	1,077,447	2,022,122

Operating income (loss)	(118,694)	716	(511,242)	(1,183,930)
Other income (loss), net	5,711	7,372	35,496	(106,383)

Income (loss) before income taxes, extraordinary item and cumulative effect of change in accounting principle	(112,983)	8,088	(475,746)	(1,290,313)
Provision (benefit) for income taxes	(43,804)	2,992	(178,028)	(275,908)

Net income (loss) before extraordinary item and cumulative effect of change in accounting principle	(69,179)	5,096	(297,718)	(1,014,405)
Extraordinary gain on early extinguishment of debt, net of income taxes	—	4,341	—	4,341
Cumulative effect of change in accounting principle, net of income taxes	—	—	—	(23,851)

Net income (loss)	$(69,179)	$9,437	$(297,718)	$(1,033,915)
Preferred stock dividends and accretion	(2,780)	—	(11,323)	—

	$(71,959)	$9,437	$(309,041)	$(1,033,915)

Basic net income (loss) per share:
Income (loss) before extraordinary item and cumulative effect of change in accounting principle	$(0.22)	$0.02	$(0.95)	$(3.14)
Extraordinary item	—	0.01	—	0.01
Cumulative effect of change in accounting principle	—	—	—	(0.07)

Net income (loss)	$(0.22)	$0.03	$(0.95)	$(3.20)

Diluted net income (loss) per share:
Income (loss) before extraordinary item and cumulative effect of change in accounting principle	$(0.22)	$0.02	$(0.95)	$(3.14)
Extraordinary item	—	0.01	—	0.01
Cumulative effect of change in accounting principle	—	—	—	(0.07)

Net income (loss)	$(0.22)	$0.03	$(0.95)	$(3.20)

Basic weighted average shares outstanding	324,048	323,965	324,020	323,289

Diluted weighted average shares outstanding	324,048	327,341	324,020	323,289

Gateway, Inc.
Consolidated Balance Sheet
(in thousands)

	December 31, 2002	December 31, 2001
ASSETS:
Current assets:
Cash and cash equivalents	$465,603	$730,999
Marketable securities	601,118	435,055
Accounts receivable, net	197,817	219,974
Inventory	88,761	120,270
Other	602,073	616,626

Total current assets	1,955,372	2,122,924
Property, plant, and equipment, net	481,011	608,429
Intangibles, net	23,292	36,304
Other assets	49,732	219,200

	$2,509,407	$2,986,857

LIABILITIES, SERIES C PREFERRED STOCK AND STOCKHOLDERS' EQUITY:
Current liabilities
Accounts payable	$278,609	$341,122
Accrued liabilities	364,741	468,609
Accrued royalties	56,684	135,698
Other current liabilities	240,315	200,599

Total current liabilities	940,349	1,146,028
Other long-term liabilities	127,118	82,636

Total liabilities	1,067,467	1,228,664

Series C preferred stock	195,422	193,109
Stockholders' equity	1,246,518	1,565,084

	$2,509,407	$2,986,857

Gateway, Inc.
Analysis of Consolidated Statement of Operations
(in thousands)
(unaudited)

For the year ended December 31, 2001:

	As Reported	Special Charges	Excluding Special Charges	International Operations	Continuing Operations
Net sales	$6,079,524	$—	$6,079,524	$551,335	$5,528,189
Cost of goods sold	5,241,332	216,327 (1)	5,025,005	496,844	4,528,161

Gross profit	838,192	(216,327)	1,054,519	54,491	1,000,028
Selling, general, and administrative expenses	2,022,122	759,170 (2)	1,262,952	145,525	1,117,427

Operating loss	(1,183,930)	(975,497)	(208,433)	(91,034)	(117,399)
Other income (loss), net	(106,383)	(149,714) (3)	43,331	525	42,806

Loss before income taxes, extraordinary item and cumulative effect of change in accounting principle	(1,290,313)	(1,125,211)	(165,102)	(90,509)	(74,593)
Benefit for income taxes	(275,908)	(223,357)	(52,551)	(25,240)	(27,311)

Loss before extraordinary item and cumulative effect of change in accounting principle	(1,014,405)	(901,854)	(112,551)	(65,269)	(47,282)
Extraordinary gain on early extinguishment of debt, net of income taxes	4,341	—	4,341	—	4,341
Cumulative effect of change in accounting principle, net of income taxes	(23,851)	—	(23,851)	—	(23,851)

Net loss	$(1,033,915)	$(901,854)	$(132,061)	$(65,269)	$(66,792)

Loss before extraordinary item and cumulative effect of change in accounting principle per share	$(3.14)	$(2.79)	$(0.35) (4)	$(0.20)	$(0.15)

Net loss per share	$(3.20)	$(2.79)	$(0.41)	$(0.20)	$(0.21)

(1)
Represents a write-down of the Company's consumer loan portfolio prior to its disposition by sale and costs associated with the shutdown of domestic and international manufacturing sites, such as asset write-downs and severance.

(2)
Consists of impairment of the goodwill and other assets acquired in the acquisition of NECX Direct, and other costs associated with restructuring decisions which included, among other things, the exit of company-owned international operations and the alignment and closure of call centers.

(3)
Represents the write-down of a number of the company's investments and long-term receivables, partially offset by a gain on the sale of a consumer loan portfolio.

(4)
Includes the $75,000 operating loss associated with the consumer loan portfolio, or $0.16 Loss before extraordinary item and cumulative effect of change in accounting principle per share.

Gateway
Analysis of Consolidated Statement of Operations
(in thousands)
(unaudited)

For the year ended December 31, 2002:

	As Reported	Special Charges	Excluding Special Charges
Net sales	$4,171,325	$—	$4,171,325
Cost of goods sold	3,605,120	15,604 (1)	3,589,516

Gross profit	566,205	(15,604)	581,809
Selling, general, and administrative Expenses	1,077,447	83,043 (2)	994,404

Operating loss	(511,242)	(98,647)	(412,595)
Other income, net	35,496	—	35,496

Loss before income taxes	(475,746)	(98,647)	(377,099)
Benefit for income taxes	(178,028)	(36,499)	(141,529)

Net loss	(297,718)	(62,148)	(235,570)
Preferred stock dividend and accretion	(11,323)	—	(11,323)

Loss attributable to common stockholders	$(309,041)	$(62,148)	$(246,893)

Loss per share	$(0.95)	$(0.19)	$(0.76)

(1)
Represents costs associated with the closure of certain sites and severance obligations.

(2)
Represents costs associated with the closure of certain sites, severance obligations and the write down of capital assets.

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GATEWAY REPORTS FOURTH QUARTER AND FULL YEAR 2002 RESULTS Posts First Year-Over-Year Unit Sales Increase in Two Years * * * Exits Year with $1.07 Billion in Cash and Marketable Securities
Gateway, Inc. Consolidated Statements of Operations (in thousands, except per share amounts)
Gateway, Inc. Consolidated Balance Sheet (in thousands)
Gateway, Inc. Analysis of Consolidated Statement of Operations (in thousands) (unaudited)
Gateway Analysis of Consolidated Statement of Operations (in thousands) (unaudited)